Exhibit 99.2

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	Investor Relations@oxfordinc.com

FOR IMMEDIATE RELEASE
June 15, 2012

Oxford Industries Announces

Notice of Redemption of its Senior Secured Notes

ATLANTA, GA — June 15, 2012 — Oxford Industries, Inc. (NYSE:OXM) announced today that it will call for redemption all of its outstanding 11.375% Senior Secured Notes due 2015.  There is currently $105 million aggregate principal amount of notes outstanding.  The redemption date is scheduled for July 16, 2012 at an aggregate price of $110,972,400.  The Company intends to fund the redemption with borrowings under its amended and restated $235.0 million asset-based revolving credit facility and cash on hand.  Details concerning the terms of the redemption are described in a Notice of Redemption that will be delivered to holders of the notes today.  Redemption transactions will be handled by U.S. Bank Corporate Trust Services. Copies of the Notice of Redemption and additional information related to the procedure for redemption may be obtained from U.S. Bank Corporate Trust Services by calling 800-934-6802.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. The Company operates retail stores, restaurants and Internet websites. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.